Exhibit 23


                      Independent Auditors' Consent



The Board of Directors
Deposit Guaranty Corp.:

We consent to incorporation by reference in the registration statements (Nos. 33-38655, 33-7937 and 33-4912) on Form S-8 of Deposit Guaranty Corp. of our report dated February 12, 1998, relating to the consolidated statements of condition of Deposit Guaranty Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Deposit Guaranty Corp.




Jackson, Mississippi                                 KPMG Peat Marwick LLP
March 26, 1998

                                                                86